Exhibit 99.1

IMBRUVICATM CLL Approval Call

12-Feb-2014

CORPORATE PARTICIPANTS

Ramses M. Erdtmann - SVP, Investor Relations

Robert W. Duggan - Chairman and CEO

Paula Boultbee - EVP, Sales and Marketing

Jesse McGreivy MD - Chief Medical Officer

Urte Gayko - SVP, Global Regulatory Affairs

CONFERENCE CALL PARTICIPANTS

Robyn Karnauskas	John Chung
Deutsche Bank – Analyst	RBC Capital Markets – Analyst

Mike King	Raluca Pancratov
JMP Securities – Analyst	Sanford C. Bernstein – Analyst

Joel Sendek	Whitney Ijem
Stifel Nicolaus – Analyst	JPMorgan – Analyst

Greg Wade	Katherine Xu
Wedbush Securities – Analyst	William Blair and Company - Analyst

PRESENTATION

Operator

Good day, Ladies and gentlemen, and welcome to the Approval of CLL conference call. At this time, all participants are in a listen only mode. Later, we will conduct a question and answer session and instructions will be given at that time. (Operator Instructions) As a reminder, today's program is being recorded. I would now like to introduce your host for today's program, Ramses Erdtmann, Senior Vice President, Investor Relations. Please go ahead.

Ramses Erdtmann - SVP, Investor Relations, Pharmacyclics, Inc.

Thank you, Jonathan. I'm very excited to welcome you to Pharmacyclics conference call. Today, we announced the approval of IMBRUVICA in chronic lymphocytic leukemia. This approval comes on the heels of our most recent approval in mantle cell lymphoma, which we announced just three months ago. With me on the call is our entire executive team. We will hear prepared remarks by our CEO, Bob Duggan, our Executive Vice President for Sales and Marketing, Paula Boultbee, and our CMO, Dr. Jesse McGreivy. The Company is planning to hold its fourth quarter 2013 year-end earnings conference call next week. The exact time will be press release by Friday of this week. At that time, we will address all relevant questions about our financials and IMBRUVICA.

Today's call, however, will focus on the approval of IMBRUVICA in CLL. Before we start, let me remind you that this non-confidential presentation contains forward-looking statements about the business prospects of Pharmacyclics, including expectations regarding Pharmacyclics' financial performance, commercial products, and potential future products in different areas of therapeutic research and development. Results may differ materially depending on the progress of Pharmacyclics product programs, actions of regulatory authorities, availability of capital, future actions in the pharmaceutical market and developments by competitors, and those factors detailed in Pharmacyclics' filings with the SEC, such as the 10-K, 10-Q, and 8-K reports.

I would now like to turn the call over to our CEO and Chairman, Bob Duggan. Bob?

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

Thank you, Ramses. Good morning for some, good afternoon for others and thank you each and all for joining us today. Today is a historic day for Pharmacyclics and patients with CLL. Approval of IMBRUVICA for a second indication is an important milestone for patients with chronic lymphocytic leukemia. They now have a new oral therapy option, the first tyrosine kinase inhibitor approved for CLL that provides convenience of once daily oral dosing.

Pharmacyclics’ mission has been and remains to serve as allies to patients and physicians in support of their struggles against cancer. Today, these patients have another alternative, one the New England Journal of Medicine in June of last year described as a monotherapy achieving “high frequency of durable remissions in patients with relapse or refractory CLL.”

Almost to the day, just five years ago, we dosed our first patient with IMBRUVICA. Since then, we have made tremendous progress. Over 2,800 patients have been enrolled in Company sponsored studies up to present time. IMBRUVICA is currently being studied in 41 company and investigator sponsored clinical trials. And as of today, 10 Phase III programs have been initiated. We will have potentially enrolled approximately 7,500 patients when and as all of our current studies reach to conclusion.

Our trials are active in 35 countries and we have over 800 key investigators engaged in the clinical development of IMBRUVICA. This is a demonstration of the power of alignment and the power of purpose, manifested by our partnership with Janssen. Just a few weeks ago, we announced an early readout of one of these Phase III studies, an independent data monitoring committee, IDMC, unanimously recommended that Phase III RESONATE Study, PCYC 1112-CA, a head to head comparison of IMBRUVICA against ofatumumab be stopped early because the primary and a key secondary end point of the study had been met.

This study demonstrated at the planned interim analysis, a statistically significant improvement in progression free survival in patients with relapse or refractory CLL and also showed a statistically significant improvement in overall survival. We look forward to the presentation of these exciting results at an upcoming medical meeting. Building on all this clinical development success, we also received recognition by the National Comprehensive Cancer Network (NCCN) as they included IMBRUVICA, they call it ibrutinib, in their clinical practice guidelines in oncology for 2014. The NCCN cover over 98% of all cancer treatments and is a reference for practicing oncologists. IMBRUVICA is now recommended by the NCCN for the treatment of four histologies, including CLL and MCL.

We are making very good progress with the development of IMBRUVICA and today, we have achieved a tremendous milestone on our journey. I'd like to take a moment to acknowledge all of those individuals and organizations who have helped to achieve the approval of IMBRUVICA in CLL. First, let me thank the patients and physicians who participated in the clinical studies evaluated IMBRUVICA. The majority of these patients are suffering from rare diseases, often also referred to as orphan disease states. Without their commitment and their trust to participate in various clinical studies, IMBRUVICA's approval today would not have been possible.  I would also like to thank the many organizations with whom we have closely worked over the past five years, the clinical centers, lead academic and clinical researchers, the advocacy groups, the medical associations, the government agencies, and our partner Janssen with all their business units. Today's announcement of approval would not have been possible without their collaboration, support, and trust in Pharmacyclics and what we at Pharmacyclics stand for.

We are particularly thankful to the Food and Drug Administration. We compliment them again for their vision, for their leadership, and for their execution. These dedicated men and women work through government shutdowns, weekends, evenings, and we found this agency to be a true ally to patients, and we are thankful for their detailed reviews, the collaboration and consultation we have experienced.

I will now turn the call over to Paula, who will make a few comments on our continuing commercial development of IMBRUVICA. Paula?

Paula Boultbee - EVP, Sales and Marketing, Pharmacyclics, Inc.

Thank you, Bob. I'm very happy to report that IMBRUVICA has a great commercial start. We received our first approval in mantle cell lymphoma on November 13, 2013. We have, with our collaboration partner, Janssen, successfully established our sales presence across the United States.

During my time at Novartis, when I led the global launch on GLEEVEC, I came to appreciate what the transformational novel agents can do for patients, clinicians, and society. And perhaps, just as importantly, I learned that great products need to be supported with a deep and well-oiled commercial organization in order to maximize product's full potential. At Pharmacyclics, we have now such organization, I am proud to say.

Over the past three months, we have found that our access and reimbursement strategies, distribution channels, our focus and well-trained sales team, and our effort to educate the practitioner with the help of the medical affairs group, we have all greatly contributed to strong launch of IMBRUVICA in patients with MCL. We feel that these early experiences will allow us to execute a similar success for the launch of IMBRUVICA in CLL.

We are very pleased, in particular, with the access and affordability programs we have created, which were launched in November along with the MCL approval. These programs are all dedicated to helping the appropriate patient gain access to IMBRUVICA. A majority of MCL and now CLL patients will qualify for at least one of our programs. Let me briefly touch upon them.

The You&i Start program helped eligible patients who are experiencing insurance coverage delays greater than five business days to receive a free 30-day supply of IMBRUVICA. To date, only few MCL patients are required this support as the insurance plans have generally provided fast coverage for IMBRUVICA.

A second program called You&i Access Instant Savings Program helps commercially insured patients who are having difficulties with out-of-pocket expenses of IMBRUVICA. These patients will receive support so that they will only have a maximum monthly out of pocket expense of $25. Patients in 41 states have used the program to date and it has led to a lot of praises from physicians. Our patient access service center, known as You&i Access Service Center, is set up to assist, navigate, and help the physician, patients, or care givers with information related to access to IMBRUVICA.

Finally, some patients who are deemed uninsured and will make less than the 600% of the federal poverty limit may be eligible to access IMBRUVICA through the independent J&J Patient Assistance Foundation. Pharmacyclics is also committed to supporting third party foundations, organizations, and other efforts to help patients in need to get access to appropriate care. As a result of the UNI Access programs and foundation support, we believe that most patients, independent of their financial or insurance status, will be able to have access to IMBRUVICA for the duration of their MCL and now CLL therapy.

For patients with CLL who have received one prior therapy, I repeat: one prior therapy, the approved dose is three 140-milligram capsules of IMBRUVICA once daily, which translates to approximately $8,200 for a 30-day supply. Just three months post the MCL launch, we are ready to, again, to launch our new CLL labels. We just concluded our National Sales Meeting in San Francisco. Our 75 person sales organization and our commercial leadership were there to share and exchange experience, learn about successes, and very importantly, get prepared for our national CLL launch.

We have a strong sales team with some key representatives from top hematology companies across the country.   They are led by a very seasoned and expert group of district managers, along with our regional directors for the East and West. Together with our collaboration partner, Janssen and their equivalent sized sales organization, we are well prepared and very excited to launch CLL for patients who have had one prior therapy.

I now turn the call over to Jesse to provide final clinical updates.

Jesse McGreivy MD - Chief Medical Officer, Pharmacyclics, Inc.

Thank you, Paula. This day marks another historic accomplishment for Pharmacyclics, and most importantly, a significant day for patients with CLL, as IMBRUVICA now becomes the first ever approved therapy targeting B-cell receptor signaling. IMBRUVICA is a once a day, oral, single agent treatment option for CLL patients who have received one prior therapy. The recommended dose for IMBRUVICA in CLL is 420 milligrams daily, which amounts to three capsules. This accelerated approval was based on a durable response we achieved in a multi-center single arm trial of patients with previously treated CLL, the PCYC 1102 trial. This study as presented in the New England Journal of Medicine manuscript published in June of 2013 had a total of 85 relapsed/refractory CLL/SLL patients. The label includes only data from 48 CLL patients who were treated at 420 milligrams daily. The label excludes the three SLL patients treated at 420 milligrams daily due to small sample size, and also the 34 patients who were treated at 840 milligrams daily. The median age of the 48 patients in the CLL label was 67 years. The median time since diagnosis was 6.7 years and the median number of prior treatments was four.

The efficacy results demonstrated a 58.3% overall response rate as assessed by an independent review committee. The response duration ranged from 5.2 to 24.2+ months; the median was not reached. The response data in the CLL label is based on an independent radiologic and oncologic review assessment, in contrast with the New England Journal of Medicine publication, which was based on investigator assessment. Also, the duration of follow-up is different in these datasets. The New England Journal of publication has a median treatment follow-up of 20.9 months versus the label of 15.6 months. Of the 48 patients, 12.5% have progressed and 85.4% are alive without progressive disease at the time of this analysis.

The CLL approval will be supported by a randomized trial, RESONATE, which in January was stopped early as Pharmacyclics was notified by the Data Monitoring Committee of the favorable results of the planned interim analysis. The RESONATE trial is a randomized Phase III clinical study of patients treated with either ibrutinib or ofatumumab. IMBRUVICA showed a statistically significant improvement in progression-free survival and overall survival against a standard of care, ofatumumab. Patients entered on this trial had previously treated CLL or SLL and were not considered candidates for treatment with a purine analog-based therapy. We are looking forward to providing details of the study results in an upcoming scientific conference. The RESONATE study data will be submitted to the FDA within the next few months and we expect the final FDA review of the data to be completed within a maximum review period of 12 months after submission.

CLL is a slow growing blood cancer of the white blood cells. It is a chronic disease and the most common form of leukemia in the Western World. Approximately 16,000 patients in the US are diagnosed each year with CLL. Prevalence is about 115,000, of which over 40,000 patients are estimated to have completed a frontline therapy. Typically, a CLL patient gets treated with combination of therapies as patients become symptomatic.

With the approval today, I will provide you a closer look at our CLL development program. We have designed and initiated several Phase III studies in CLL that will provide important data points to physicians who are treating patients with this disease.

For relapsed/refractory CLL/SLL, patients, we are also conducting a combination Phase III study with bendamustine and RITUXAN (rituximab). This is the HELIOS trial, CLL 3001. This study is led by a collaboration partner, Janssen, and is now fully enrolled.

For treatment naive of CLL/SLL patients, Pharmacyclics has initiated a company sponsored Phase III study comparing IMBRUVICA as a single agent to Chlorambucil. This is our RESONATE II trial, for which we have special protocol assessment with the FDA. We are pleased to announce today that we have just completed enrollment of 273 patients in this Phase III study with treatment naive CLL and SLL, that are older than 65 years of age, almost nine months ahead of schedule. This study does not have an interim analysis but will reach completion after approximately 12 to 15 months of treatment for all patients. We will have a first readout of the study in the second half of 2015. Of note, Dr. Susan O'Brien, of MD Anderson Cancer Center most recently published single agent IMBRUVICA data in previously untreated elderly CLL patients in a Lancet publication in December of 2013. Here, she looked at a cohort of 31 treatment naive patients with IMBRUVICA. The data showed an acceptable safety profile of IMBRUVICA with most common side effects being Grade I diarrhea, nausea, and fatigue. A median follow-up of 22 months, one patient progressed. The progression free survival at two years in that population was 96%.

Several other investigator-initiated trials in treatment naive patients with CLL have begun. In collaboration with the National Cancer Institute, there are two cooperative group trials being led by the Eastern Cooperative Group, Oncology Group, ECOG, and Alliance that were recently activated. ECOG 1912 is a Phase III study in treatment naive, young fit patients with CLL, comparing a combination of IMBRUVICA and Rituxan to chemo immunotherapy of FCR, fludarabine, cyclophosphamide, and Rituxan, rituximab. Alliance is also initiated trial Phase III study in treatment naive elderly patients comparing IMBRUVICA as a single agent to IMBRUVICA in combination with Rituxan, and to bendamustine-rituxan in combination. The German CLL study group is exploring IMBRUVICA in intermediate high-risk treatment naive patients, sometimes referred to as watch and wait, with CLL in Phase III study comparing single agent IMBRUVICA with placebo.

Another important investigator initiated trial that is being led by Dr. Jan Burger of the MD Cancer Center is studying the impact of adding Rituxan in combination with IMBRUVICA versus IMBRUVICA alone in relapsed/refractory CLL patients. We believe with all these and numerous other clinical studies in CLL and MCL, we are building a foundation of data that will provide strong overall guidance in the treatment of CLL and MCL patients in the coming years.

We are very excited with today's approval and for patients who can benefit from this new medicine. I will now turn the call back to Bob.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

Thank you, Jesse. Let me add a bit more color on the status of our upcoming Phase III CLL regulatory filings. We are putting together the full documentation of the RESONATE study and its results. The review status and review time is at the discretion of the FDA and we will do our best to support their requirements. The FDA has not received the full dataset and has therefore not provided us with a date by which this data will be reviewed. However, we anticipate to have FDA review results by the end of this year.

As you can hear by our prepared remarks, we are very excited about the accelerated approval for IMBRUVICA in CLL patients with one prior therapy and we are very pleased to announce that IMBRUVICA is available to these patients as of today. Our partner, Janssen, is pursuing the approval of IMBRUVICA in more than 50 countries around the world, with the data now available in MCL and CLL, and as may be required with further Phase III study results. As we gain approval in these countries, we will provide further updates for our stakeholders.

In conclusion, I am very pleased with our regulatory progress and the entire Pharmacyclics team is extremely proud of the events of today. We are looking ahead to a very productive 2014. Thank you and I'd now like to open the floor to questions.

QUESTION AND ANSWER

Operator

Our first question comes from the line of Robyn Karnauskas from Deutsche Bank. Your question please.

Robyn Karnauskas  - Deutsche Bank - Analyst

Congratulations and thanks for taking my question. I guess first question is about current use in CLL. How, I know there's maybe been some off label use initially in sick patients. How do you expect approval with this label to change the patient population currently on IMBRUVICA in CLL? And then a second one, if I could. What have been the reactions from the community doctors who didn't have experience with IMBRUVICA in the clinical trials as far as managing -- picking which patients would be optimal or not optimal as far as the bleeding and stuff like that? Thanks.

Paula Boultbee - EVP, Sales and Marketing, Pharmacyclics, Inc.

So I can try to address the question regarding the label's impact on the marketplace. And we don't know very much about the patients that have been treated in spontaneous fashion by physicians without the label, who those patients are. But we do really expect that with this one prior therapy in the CLL space, when the therapies are not very good for the elderly patients, particularly with few options and even the toxicity of the chemotherapy agents out there, that it will change quite dramatically and in terms of having access. And the insurances have been very generous with the coverage on the mantel cell indication, and we expect that that will move on with the CLL as well.

Jesse McGreivy MD - Chief Medical Officer, Pharmacyclics, Inc.

Yes, I can address the question in relation to concerns risk of bleeding. Currently, we believe that overall risk benefit profile of ibrutinib in CLL patients is favorable, if not very favorable, when you look at the overall clinical data set that we've now are working to submit with regulatory authorities. So if you factor in the single arm trial, the Phase II trial as well as the Phase III data, looking at improvement of progression free survival and overall survival, which is a very rare endpoint to achieve in this population, that this represents a favorable treatment for many patients.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

Robyn, this is Bob. We're very pleased that we have one prior in MCL and we're extraordinarily pleased to have duplicated that label in CLL. So one could take the ratio of MCL prevalence and incidence and compare that to the ratio of incidence and prevalence in CLL. And over time, those two graphs ought to match up over time. So it takes a while to come out of nonexistence. It takes a while for community doctors to see it, to believe it. That happened with the academics. We could have six academics in the room, those that had dose were ecstatic. Those that weren't, well, I'll see when I get my patients. Once they dose, they were like twin brothers. They went from very conservative to quite enthusiastic. So this process is being looked at now, but if you take the background of one prior, we're just really pleased to have one prior in both. So your incidence and prevalence numbers, one to the other become, I think, markers by which to judge this over the next three, six, nine, 12 months.

Robyn Karnauskas - Deutsche Bank - Analyst

Thank you.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

You're welcome, Robyn.

Operator

Thank you. I'd now like to introduce our next question. Our next question comes from the line of Mike King from JMP Securities. Your question please.

Mike King - JMP Securities - Analyst

Thanks for taking my questions. Apologize for any kind of fuzzy connection. I wanted to ask about first, the duration, since the median hasn't been reached and there's just a range provided on the label. I just wondered what effect you think that might have on prescribing patterns and whether it's your goal at some point to, when and if a median is reached, I assume at some point a median will be reached, will that provide an opportunity for a label update with a specific median?

Paula Boultbee - EVP, Sales and Marketing, Pharmacyclics, Inc.

So maybe I'll take the commercial portion of that question and let Jesse address the clinical portion of the duration. So since we do have one prior on the label for the CLL indication, one would expect that since the drug is well tolerated and patient can start on the therapy relatively early in the disease, and they continue to benefit from the therapy, that that will have a commercial positive impact all the time. But I will let Jesse address the clinical component of it.

Jesse McGreivy MD - Chief Medical Officer, - Pharmacyclics, Inc.

So the patients in PCYC 1102 study, which was the trial we just received approval for, have been rolled over to an extension trial. We have published the longer follow up on these patients and the number of patients who remain on study treatment at ASH of last year. So, we recently published longer follow-up data on those patients. Whether or not that will have labeling implications, I would just highlight there are a number of approved therapies in oncology where the medians are actually never reached. And what ultimately will be seen, as a dominant player in the label, will be the randomized data set. And we will share the results of the randomized data at an upcoming conference and that data will be critical in terms of describing the effects over long periods of time.

Mike King - JMP Securities - Analyst

Okay. Thanks for that. And then just to clarify on the timeline for filing the RESONATE data, I think you said within months. And I'm just curious about your -- if you would care to comment. I presume given that you read out positively on OS that you would ask for an OS claim and have the expectation that RESONATE would convert the accelerated approval to a full approval?

Urte Gayko - SVP, Global Regulatory Affairs, Pharmacyclics, Inc.

This is Urte Gayko. So I can comment on the overall regulatory status. So we have started to share, obviously, information about the Phase III study, when it became available. We are very actively putting together the whole package. And I think in terms of the status, I refer to also what Bob commented on is that we cannot comment on the ultimate details of the timelines. It is in the hand of the FDA. If and when they make very specific decisions on that, we will share some of that with you. I think it is reasonable for us, at this point in time, to say that we expect some final outcomes for this, before the end of this year. So that's what we're saying.

In terms of claims and things like that, I think what we can confirm is that PFS really was the primary endpoint. OS was the key secondary endpoint and there were other secondary endpoints. And yes, we're including basically information from both the primary endpoint as well as secondary endpoints in the submission to FDA.

Mike King - JMP Securities - Analyst

Okay. Great. I will jump back in the queue. Thank you.

Operator

Thank you. Our next question comes from the line of Joel Sendek from Stifel. Your question please.

Joel Sendek - Stifel Nicolaus - Analyst

Hi. Thanks a lot. Two questions. Just to follow-up from Mike's question, I'm wondering if you could just give us a little help as to what median duration or response that you think we should use in our models. And then I'm wondering if you can comment at all, on how much CLL use you're seeing already off-label prior to this approval right now. Thank you.

Dr. Jesse McGreivy - Chief Medical Officer, Pharmacyclics, Inc.

Yes, so the median duration of responses have not been reached per our even most recent analysis. So I can't give guidance beyond what we've published previously. It's obviously a very good question. We're very interested in the answer to this. We are continuing to follow these patients how continue to benefit from ibrutinib in long-term follow-up and there's certainly a significant possibility we will continue to publish data on them. But the most recent update I can point you to would be, again, the long-term follow-up date from Ash 2013 and in that [poster], we still had not reached the median duration of response between 20 to 24 months of median follow-up. So it's really difficult to estimate when we don't actually know the answer to that.

Joel Sendek  - Stifel Nicolaus - Analyst

Okay. Sorry, I just wanted to follow-up with that before you get to my second. Sorry. In the label, it's 15.6 months. So that would be -- you're guiding us to a longer duration than in the label?

Jesse McGreivy MD- Chief Medical Officer, Pharmacyclics, Inc.

Yes, so the label is a snapshot in time. It doesn't mean that the median duration of response was 15.6 months. That means the median duration of follow-up in that dataset was 15.6 months, and per the label, the median duration of response was not reached in those 48 patients.

Joel Sendek - Stifel Nicolaus - Analyst

Okay. Thank you.

Jesse McGreivy MD - Chief Medical Officer, Pharmacyclics, Inc.

At that cutoff.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

And Joel, on your second question, we announced today, we'll press release the date of that conference call. It's preliminary but it's looking like Wednesday. But we're evaluating how deep we go into the numbers and we'll address that issue, up or down, on our conference call coming up, likely on Wednesday of next week.

Joel Sendek - Stifel Nicolaus - Analyst

Got it. Thank you.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

You're welcome. Next call.

Operator

Our next question comes from the line of Greg Wade from Wedbush. Your question please.

Greg Wade - Wedbush Securities - Analyst

Good afternoon. Let me add my congratulations as well and thanks for taking my questions. So Paula, beyond the maybe updated PFS data from RESONATE that will hopefully make its way into the label, what other, without divulging the numbers, key areas are you looking forward to having added to the label from the RESONATE study to help you with selling the drug? Thanks.

Paula Boultbee - EVP, Sales and Marketing, Pharmacyclics, Inc.

So that is really the clinical and regulatory question, what we can get in there. Obviously, I'm very pleased with the RESONATE study - that it closed early and that we met both the primary and the secondary endpoints. And I am very hopeful that both of those make it into the label and that we can make sure that the patients can benefit from those endpoints in their access to IMBRUVICA over time.

Jesse McGreivy MD- Chief Medical Officer, - Pharmacyclics, Inc.

Yes, it's a very good question and this is really a review issue. So we find many data points align within the overall Phase III trial, but we will really have to discuss them with regulatory authorities before we can really commit to what may or may not be in the label.

Greg Wade - Wedbush Securities - Analyst

Thanks, Jesse.

Operator

Thank you. Our next question comes from the line of Michael Yee from RBC Capital Markets. Your question, please.

John Chung - RBC Capital Markets - Analyst

Thanks. This is John on behalf of Michael. Just first, on the label I noticed that the over response rate cited here are different from what's in the journal. So can you just clarify what the differences are with the new modified IWCLL criteria cited here versus the label, in the label versus what was used in the Journal? And also, just second, now that you've observed the drug in the market for three months for MCL, can you just comment and give us the color on how you foresee the launch to be different in CLL in terms of the shape of the curve? Do you expect a large bolus from warehousing? Thank you.

Jesse McGreivy MD - Chief Medical Officer, - Pharmacyclics, Inc.

These are very good questions and certainly, I tried to highlight them in my presentation but I'll try and go over it in better detail. The key point here is that the response in the New England Journal of Medicine publication was based on investigator response. When you go through a rigorous regulatory review, we have then subsequently done an independent review by both radiologists and independent oncologists. So that's a committee that reviews the data. So by that independent review, the response was 58.3%. Also, there are differences in follow-ups.

The New England Journal of Medicine included cohorts one, three, and four in the PCYC 1102 study whereas the label includes cohorts one and two. So the ~~duration of response~~ (median follow-up, correction by subscriber) was longer, around 20 months or more, in the New England publication, whereas it was only 15.6 months in the follow-up for the cohorts in the label, the 48 patients. But we know with longer treatment with ibrutinib, we see improved response rates. So we believe that part of the factor is the shorter duration of follow-up in the snapshot in the label.

So there are differences in cohorts. There are differences in time and follow-up and there's a difference between investigator assessed response and the IRC, independent review. We've also excluded certain patients, the SLL patients, and others. So that's why we've really presented efficacy for the 48 patients in the label based on independent review.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

John, the launch curve, the adoption curves are difficult to see at this point. You mentioned warehousing. I'm not sure if you're referring to warehousing on MCL or potential warehousing on CLL, but once you have a label of MCL, there's some level of [subscription] that takes place in the CLL market. Although, we have plenty of anecdotal evidence that the doctors were adhering to the label, many of them strictly. So there could be some impact by that. But I think the more important question and more relevant to intermediate and long-term analysis is the ratio of CLL patients, incidence, and prevalence to MCL incidence and prevalence, and the fact that we have a comparable label one prior. The weight of the challenge is on IMBRUVICA, the better performs, obviously, the better it is. But access to the drug is pretty clean based on one prior and both MCL and CLL. So the drug will really show its stuff over the next 15 years and we'll be there to back it up.

Next caller, question.

Operator

Our next question comes from the line of Geoffrey Porges from Bernstein. Your question, please.

Raluca Pancratov - Sanford C. Bernstein - Analyst

Hi, this is Raluca Pancratov in for Geoff. Congratulations and here are my two questions. First of all, can you comment on the duration of response in the RESONATE trial, what kind of an endpoint was it, and if the median was attained. And secondly, can you just tell us more about your strategy and plans for Waldenstroms and for DLBCL? Thank you.

Jesse McGreivy MD - Chief Medical Officer, Pharmacyclics, Inc.

Those are both excellent questions. Unfortunately, at this time, I cannot comment on specific data around duration of response for the RESONATE trial. We did obtain that and we obtained that data, and we will be sharing that at a Congress in the near future, but I can't share that as of today. It's not currently published yet. And then the second question, Waldenstroms. Yes, sorry. So the Waldenstroms plan, we are currently under review, global discussions, still with regulatory authorities. We're actively involved in these discussions and we are currently working on an acceptable plan that will be really received well globally. So, we currently do not have an update on that plan, but we are moving forward in that space and looking, and very encouraged by the data we have in Dr. Treon's study. So we are looking at that very closely.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

I want to make sure that no one interprets Jesse's comments as to whether we did or did not achieve median survival DOR with regard to the RESONATE. He said we have the data. We have the data from the trial, but we're not at liberty for a number of very good reasons to go into any depth of it whatsoever. So, I want to make sure that's clear.

Operator

Thank you. Our next question comes from the line of Cory Kasimov from JPMorgan. Your question please.

Whitney Ijem - JPMorgan - Analyst

Hi, guys. This is actually Whitney on for Cory today. I guess I'll kind of try the commercial question a different way. Do you sort of expect this approval to be an inflection point or is it sort of the docs that were gung ho from the start have been prescribing and will really take more of a sort of rollout of the sales force and slow kind of convincing of the docs who weren't already on board to kind of see the CLL inflection point?

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

Well, Whitney, time will prove to be the best judge of that. But I would again refer you to the third time on this statement, the relevant factor here to look at in the analysis is the capacity of IMBRUVICA to perform one prior therapy as it's labeled. And then you look at the size of the MCL market and the CLL market, and you can go back because you'll see the numbers come out. We're evaluating what level and depth and breadth of data that we give for competitive purposes. But it's an adoption curve and one will just have to size that up.

It would be too early and too premature for us at this point to get into that information. And worst case, as we see it come through month by month, you pick it up in the fourth month of the quarter as we release our numbers going forward. So it's pretty timely and it would be very self-explanatory. But benchmark, MCL, incidence, prevalence, CLL, incidence and prevalence, look at the gaps between the two and our goal is to make sure that we do not leave a patient in need and that can benefit from a drug untreated. We don't count the number of patients dosed. We do count that, but we're here to improve patient care and we're dedicated to making that happen. So we like the label in both cases. We think it fits the drug. Thank you. Appreciate your understanding on that.

Operator

Thank you. Our next question is a follow-up question from the line of Mike King from JMP Securities. Your question please.

Mike King - JMP Securities - Analyst

Thanks for taking the follow-up guys. A couple of questions, one clinical, one commercial. I wanted to know in terms of the label, can you tell us what the number or proportion of patients are amongst the 48 had one prior therapy and whether you'll be able to call out their response rates and such for marketing purposes?

Jesse McGreivy MD - Chief Medical Officer, Pharmacyclics, Inc.

Yes. No, we haven't disclosed the number of patients who have one prior, but there were some patients in the label who did have one prior.

Mike King - JMP Securities - Analyst

Okay, and then do you have any current -I know it's early days, but do you have any current read on any patient churn or time on therapy, or dropout rate? I'm just curious. It's something that investors have been speaking to us about when we talk to them about the company and just trying to get some kind of sense that once patients start on IMBRUVICA, do we have any sense of how long they're staying on, or how quickly they are dropping off or not?

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

That's not something that we're addressing. It's not something we're concerned with either, but it's just not the depth that we feel is appropriate to go into. These are early days, as you've just said. A year from now, two years from now, you'll have statistically relevant numbers that will be meaningful. So just be patient.

Mike King - JMP Securities - Analyst

Fair enough. Thank you.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

Thanks. You're welcome, Mike.

Operator

Thank you. Our next question comes from the line of Katherine Xu from William Blair. Your question please.

Katherine Xu - William Blair and Company - Analyst

I just have two questions that are looking at the future a little bit. One is, on potential CLL cure, if you heard from AbbVie, they're looking at the ABT-199 plus maybe GA-101 to strive for a cure. So I'm just wondering any thoughts there along that line? And the second one is on your plan on follicular or indolent NHL. Apparently, there is going to be a new drug getting onto the market this year at some point and would like to understand whether you have any more clarity on your strategy in indolent.

Jesse McGreivy MD - Chief Medical Officer, Pharmacyclics, Inc.

Okay, yes. So those are very good questions. Thank you, Katherine. I think certainly as a goal for our company, we all strive for cures. So that may be the goal of AbbVie. I think it's premature to be discussing, with limited follow-up in CLL patients, discussions around cures for novel therapies. Really, to discuss that term in CLL, you really probably should have closer to somewhere around 10 years of follow-up or more. That's more of a standard for even entering discussions like that for CLL and I'm not aware that for any of these newer investigational drugs that we have that degree of follow-up. And typically, you'd want to see it in large Phase III trials. So I think it's a very noble goal and we certainly all strive for that.

Then in terms of our indolent lymphoma program, we have a very broad program, which will continue to grow. We are excited about the initial activity we've seen, for example, in follicular lymphoma. We have initiated a double refractory follicular lymphoma trial. Janssen is leading this. This is the FLR 2002 study and that's well underway. We also are initiating a Phase III trial in relapsed follicular, either follicular or marginal zone and that's with bendamustine + rituxan or R-CHOP, plus or minus ibrutinib. This is a large Phase III trial. We've initiated a frontline ibrutinib plus rituxan single arm Phase II study in previously untreated follicular lymphoma patients. We've recently announced that that trial is being initiated. And you should expect other trials to come. There's a marginal zone trial, which we've initiated as a single arm trial of single agent ibrutinib in approximately 60 marginal zone patients in the relapsed setting.

So multiple trials have been initiated recently and there will be more to come. So very exciting space for us.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

Katherine, just to comment on when we internally look at other drugs, we listen to what they say and then we go after the facts. Sometimes they're disparate, but we -- that's why we do that. So our definition of drug value is speed of efficacy, plus duration, plus ease of dosing over off target toxicity squared. That is objective and you put anybody's drug up against anybody else's drug, look at that way and then one comes to their own conclusion.

Operator

Thank you. This does conclude the question and answer session of today's program. I'd like to hand the program back to Bob Duggan for any final comments.

Bob Duggan - Chairman and CEO, Pharmacyclics, Inc.

Thank you, John. Since we dosed our first patient in the spring of 2009 with fewer than 50 staff members at Pharmacyclics, the support and interest in this program has grown dramatically. Today, just five years later, with over 500 Pharmacyclics team members, we're exploring the benefits of IMBRUVICA and now 41 company and investigator sponsored clinical trials of which 10 are Phase III studies. Together with our partner, Janssen, we are establishing a commercial presence across the globe to provide IMBRUVICA to patients in need. At Pharmacyclics, our mission and vision is to usher in a new era of patient friendly oncology medicine and today demonstrates a major treatment towards these goals.

Thank you for your participation in this call and for some of you, we look forward to talking to you mid-next week.

Operator

Thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.